Pricing Supplement Dated August 20, 2012	Rule 424(b)(5)
(To Prospectus Supplement Dated August 10, 1012	File No. 333-182527
and Prospectus Dated July 3, 2012)	Pricing Supplement No. 2012-4

GENERAL ELECTRIC CAPITAL CORPORATION

GE Interest Plus

Variable Denomination Floating Rate Notes

Interest Rates:	Under		$15,000 to		$50,000 to		Greater than
	$15,000		$49,999		$5 million		$ 5 million
	Rate	Yield	Rate	Yield	Rate	Yield	Rate	Yield
	1.00%	1.00%	1.05%	1.06%	1.10%	1.11%	0.25%	0.25%

Special Processing fees:

	1099-INT Copy	$10.00
	Redemption Check Copy	$5.00
	Cash Rejection Processing Fee	$10.00
	Checkbook Reorder Fee	$10.00
	Checkbook Reorder - Rush Delivery	$30.00
	Domestic Wire Fee (regular outgoing wire request)	$25.00
	Express Wire Fee (for one-time wires: domestic wire fee of $25 plus rush fee of $10)	$35.00
	Overnight Mailing Charge	$10.00
	Returned Redemption Check (insufficient funds)	$20.00
	Statement Copy	$10.00
	Stop Payment (Single or Range)	$30.00

Effective Date:

August 20, 2012 until such time as different rates or fees are determined by the GE Interest Plus Committee. Information on current interest rates is available at www.gecapitalinvestdirect.com or by calling 800-433-4480, 24 hours a day, seven days a week.

ACH Investments initiated through the online eService website or the automated phone system cannot be redeemed until three business days after such amounts are credited. ACH Investments initiated through outside payees (e.g. Social Security, company payroll, etc.) cannot be redeemed until one business day after such amounts are credited.

The rates and fees for GE Interest Plus Notes are separate and distinct from the rates and fees established for GE Interest Plus for Businesses, which is offered to business investors.